Exhibit 99


       Standard Parking Corporation Reports Strong Third Quarter Results;
                             Pre-Tax Earnings up 55%


     CHICAGO--(BUSINESS WIRE)--Nov. 3, 2006--Standard Parking Corporation (NASDAQ:STAN), one of the nation's largest providers of parking management services, today announced third quarter 2006 revenue (excluding reimbursed management contract expense) and gross profit grew approximately 4% and 10%, respectively, as compared with the third quarter of 2005. Pre-tax income increased by 55%. Third quarter earnings per share were $0.44, an increase of 10% over the 2005 third quarter.

     Third Quarter Highlights

     -- Revenue (excluding reimbursed management contract expense) and gross profit growth of 4% and 10%, respectively

     --   Operating income up more than 30%

     --   55% increase in pre-tax income

     --   Free cash flow of $9.5 million or $0.93 per share

     --   Redemption of remaining 9.25% senior subordinated notes

     2006 Year Guidance Reaffirmed

     --   EPS expectation of $1.60 - $1.70

     --   Pre-tax income per share expectation of $1.84 - $1.94

     --   Free cash flow expectation of $20 million or higher

     James A. Wilhelm, President and Chief Executive Officer, said, "We are very pleased with this quarter's results as the business continues to execute on all levels. We added 23 net new locations during the quarter and now exceed 2,000 total locations. At the same time, we maintained our 92% retention rate for existing business for the twelve months ended September 30, 2006."

     Third Quarter Operating Results

     Revenue for the third quarter of 2006, excluding reimbursed management contract expense, increased by approximately 4% to $65.7 million from $63.0 million in the year ago period. Excluding New Orleans, revenue from same locations (locations open more than one year) increased by 7% as compared with the third quarter of 2005.

     Gross profit in the quarter increased by more than 10% to $19.2 million from $17.4 million in the 2005 third quarter. This growth was achieved notwithstanding the continuing impact of Hurricane Katrina in New Orleans, where parking volume has not fully recovered at leased locations. Third quarter 2006 gross profit included $0.2 million realized from the integration of the Sound Parking portfolio. Same location gross profit increased by 3% during the third quarter.

     General and administrative expenses increased by approximately 5% to $10.4 million from $9.9 million a year ago. The increase was due partially to $0.1 million in Sound Parking G&A and partially to stock compensation expense of $0.1 million resulting from the adoption of FAS 123R. The Company also incurred $0.4 million of due diligence expense to evaluate a potential acquisition. Excluding this due diligence related expense, underlying G&A in the third quarter was in line with the second quarter 2006 run-rate level.

     Moderation in the rate of growth in general and administrative expenses, coupled with a reduction in depreciation and amortization expense, resulted in an increase in operating income for the third quarter of more than 30%, to $7.4 million versus $5.7 million in the year ago quarter.

     Free cash flow for the third quarter was $9.5 million as compared with $8.6 million a year ago, which was used primarily to reduce borrowings. Consequently, total debt was $77.3 million at the end of the 2006 third quarter, down $25.8 million from $103.1 million a year ago. The reduced borrowing level, combined with lower borrowing rates contained in the amended credit agreement signed at the end of the second quarter, resulted in a decrease in third quarter interest expense of $0.1 million to $2.2 million, from a year ago. Accordingly, pre-tax income for the 2006 third quarter increased by more than 55% to $5.3 million, or $0.52 per share, up from $3.4 million, or $0.33 per share, last year. These results reflect an increase of $0.6 million in pre-tax income attributable to New Orleans for the 2006 third quarter as compared to the 2005 third quarter, which included a $0.5 million insurance deductible charge for Hurricane Katrina.

     The Company expects its 2006 book tax provision to be approximately 15% in the absence of any changes to the valuation allowance for its deferred tax assets. Given the potential for significant fluctuation in GAAP tax expense, the Company considers year-over-year growth in pre-tax income to be the most meaningful measure of its overall earnings performance. The Company continues to expect its cash tax expense to be under 5% for 2006.

     Net income for the 2006 third quarter was $4.5 million, or $0.44 per share, versus $4.2 million, or $0.40 per share, a year ago.

     Mr. Wilhelm continued, "We are very pleased that we have clearly achieved one of our primary objectives from the time of the IPO, which was to increase shareholder value through de-levering our balance sheet. From the time of the IPO to the four quarter period ended September 30, 2006, financial leverage as measured by net debt to EBITDA has dropped to 2.0x from 4.2x. This rapid de-levering is the result of a combination of solid EBITDA growth and repayment of debt. During this same period, the Company repurchased $12 million of its common stock. A reconciliation of net debt and EBITDA is provided in a table at the end of this release.

     "With our improved financial flexibility and our expectations of consistent free cash flow, our objective is to continue to increase shareholder value by aggressively pursuing profitable growth, returning value to shareholders and reducing financial leverage. As previously reported, in mid-October, our Board of Directors increased the authorization to repurchase shares of the Company's common stock during 2006 to $20 million from $7.5 million.

     "Going forward, we will focus on aggressively pursuing various growth avenues, including acquisitions, although the Company will continue to apply its disciplined analysis in evaluating such opportunities. While the Company's leverage may temporarily increase from time to time, particularly in connection with an acquisition or other attractive business opportunity, the Company's ability to consistently generate free cash flow enables it to support such additional leverage."

     Recent Developments

     Significant contract activity during the third quarter includes the following:

     -- Calgary Health Region awarded the Company a contract to manage the parking operations at its four hospitals and 36 satellite clinics in Calgary, Alberta, Canada. The parking operations comprise 11,000 parking spaces that serve a 25,000 person staff and their patients. The Company began its relationship with Calgary Health Region in 2005 with the management of a single garage at the Foothills Hospital. With this most recent contract award, the Company now manages all of the Calgary Health Region's parking operations.

     -- Standard Parking was awarded a contract to manage over 1,100 spaces in four separate facilities at Arizona State University's new downtown Phoenix campus.

     -- The Long Island Railroad division of the New York Metropolitan Transit Authority awarded Standard Parking a contract to manage the parking at the Mineola, New York commuter rail station. The new self park facility contains over 1,000 spaces and serves one of the railroad's busiest commuter centers.

     -- Vornado Trust Realty, one of the nation's largest real estate owners and managers, selected Standard Parking to manage its 1,300-space self-park facility at Rego Park Mall, located in Queens, New York.

     -- The signing by one of the Company's competitors of a lease to become a major tenant of the City National Plaza located in downtown Los Angeles. As part of the lease negotiation, the landlord agreed to transfer management of that property's parking facility to the Company's competitor, as a result of which the Company's operation of the facility ended as of October 31, 2006.

     Mr. Wilhelm commented, "New business activity remains strong, and continues to outpace lost business. We are particularly pleased to expand our relationship with the Calgary Health Region, which is experiencing significant growth and has chosen to leverage our expertise as a dedicated parking management company to manage the growth and financial potential of its parking operations. In addition, we continue to make significant inroads in establishing new core geographic markets in New York and southern Florida. Both of those areas hold significant potential, and we are pleased that our operations in those areas have progressed so expeditiously."

     Year-to-Date Results

     Revenue for the first nine months of 2006, excluding reimbursed management contract expense, increased by more than 4% to $194.2 million from $186.0 million in the first nine months of 2005.

     Gross profit for the first nine months of 2006 increased over 11% to $56.8 million from $51.0 million in the year ago period. The Sound Parking contract portfolio in Seattle, acquired earlier this year, generated $0.6 million of gross profit in the first nine months of 2006.

     General and administrative expenses for the first nine months of 2006 increased 10% to $31.1 million from $28.2 million for the first nine months of 2005. Aside from ongoing costs related to permanent resource investment in growth initiatives, other factors contributing to the increase include $0.4 million of expense associated with the acquired Sound Parking operations, $0.4 million of stock compensation expense, and $0.4 million of due diligence expense incurred to evaluate a potential acquisition.

     Operating income for the first nine months of 2006 increased almost 25% to $21.3 million from $17.1 million in the first nine months of 2005. Excluding the $0.9 million valuation allowance taken for a specific receivable in the first quarter of 2005, nine-month 2006 operating income would have increased 18% over 2005.

     Interest expense decreased by $0.5 million to $6.5 million for the first nine months of 2006, due to a $25.8 million reduction in outstanding borrowings and applicable interest rates.

     Pre-tax income for the first nine months of 2006 was $14.8 million, an increase of over 49% compared with the same period last year. After adjusting for last year's valuation allowance for a specific receivable, pre-tax income for the first nine months of 2006 increased almost 37% as compared with the same period of 2005.

     Income tax expense was $2.1 million for the first nine months of 2006 as compared with an income tax benefit of ($0.7) million for the nine months of 2005 due to the recording of $0.5 million of quarterly deferred tax expense in 2006 and a 2005 reduction in the valuation allowance for deferred tax assets that did not re-occur in 2006. Net income for the first nine months of 2006 was $12.7 million as compared with $10.6 million in the same period of 2005, an increase of 20%. This translates to earnings per share of $1.23 for the first nine months of 2006 as compared with $1.00 for the same period last year.

     The Company generated $20.3 million of free cash flow during the first nine months of 2006 as compared with $17.3 million during the first nine months of 2005.

     Mr. Wilhelm concluded, "With the significant free cash flow generated by the Company, we are increasingly investing in information technology with the goal of reducing overhead and improving our processes and efficiency. We have upgraded and standardized all of the desktops and laptops used throughout the organization. We have also made network enhancements that allow for more efficient communication between the Chicago support office and our various regional offices and site locations. Other initiatives underway are the development of monthly parker, tenant lease management and workforce management systems that will not only benefit our clients by improving revenue controls and operating efficiency, but also will support the Company's long-term goal of reducing G&A as a percentage of gross profit to below 50%."

     Financial Outlook

     Based on the year-to-date results, the Company is reaffirming its full year 2006 net earnings guidance range of $1.60 - $1.70 per share. The Company also is reaffirming its pre-tax income per share range of $1.84 - $1.94 and free cash flow expectation of $20 million or higher in 2006.

     Conference Call

     The Company's quarterly earnings conference call will be held at 10:00 am
(CST) on Monday, November 6, 2006, and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

     Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 2,000 facilities, containing over one million parking spaces in more than 300 cities across the United States and Canada, including parking-related and shuttle bus operations serving more than 60 airports.

     More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's 2005 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

     DISCLOSURE NOTICE: The information contained in this document is as of November 3, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

     This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company's operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company's ability to renew the Company's insurance policies on acceptable terms, the extent to which the Company's clients purchase insurance through us and the Company's ability to successfully manage self-insured losses; the Company's ability to form and maintain relationships with large real estate owners, managers and developers; the Company's ability to provide performance bonds on acceptable terms to guarantee the Company's performance under certain contracts; the loss of key employees; the Company's ability to develop, deploy and utilize information technology; the Company's ability to refinance the Company's indebtedness; the Company's ability to consummate transactions and integrate newly acquired contracts into the Company's operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year; and the ability of Steamboat Industries LLC and its subsidiary to control the Company's major corporate decisions. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).


                          STANDARD PARKING CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (in thousands, except for share and per share data)

                                           September 30,  December 31,
                                               2006           2005
                                           -------------  ------------
                  ASSETS
Current assets:
 Cash and cash equivalents                       $8,656       $10,777
 Notes and accounts receivable, net              38,332        40,707
 Prepaid expenses and supplies                    2,607         2,217
 Deferred income taxes                            1,961         1,961
                                           -------------  ------------
  Total current assets                           51,556        55,662

Leaseholds and equipment, net                    15,691        17,416
Long-term receivables, net                        5,012         4,953
Advances and deposits                             1,385         1,330
Goodwill                                        119,185       118,781
Other assets, net                                 3,071         3,211
                                           -------------  ------------

  Total assets                                 $195,900      $201,353
                                           =============  ============

      LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                               $33,137       $31,174
 Accrued and other current liabilities           26,558        30,153
 Current portion of long-term borrowings          2,899         3,763
                                           -------------  ------------
  Total current liabilities                      62,594        65,090

Deferred income taxes                             3,021         1,561
Long-term borrowings, excluding current
 portion                                         74,356        88,345
Other long-term liabilities                      24,158        21,944
Convertible redeemable preferred stock,
 series D 18%, par value $100 per share,
 none issued and outstanding as of
 September 30, 2006 and 10 shares issued
 and outstanding as of December 31, 2005               -            1

Common stockholders' equity:
 Common stock, par value $.001 per share;
  12,100,000 shares authorized; 9,974,993
  shares issued and outstanding as of
  September 30, 2006 and common stock, par
  value $.001 per share, 12,100,000 shares
  authorized; 10,126,482 shares issued and
  outstanding as of December 31, 2005                10            10
 Additional paid-in capital                     182,523       187,616
 Accumulated other comprehensive income             174           419
 Accumulated deficit                           (150,936)     (163,633)
                                           -------------  ------------
  Total common stockholders' equity              31,771        24,412
                                           -------------  ------------

  Total liabilities and common
   stockholders' equity                        $195,900      $201,353
                                           =============  ============


                          STANDARD PARKING CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
         (in thousands, except for share and per share data, unaudited)

                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                       September   September   September   September
                           30,         30,         30,         30,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Parking services
 revenue:
 Lease contracts          $38,200     $38,659    $115,231    $116,526
 Management contracts      27,542      24,347      78,999      69,479
                       ----------- ----------- ----------- -----------
                           65,742      63,006     194,230     186,005
 Reimbursement of
  management contract
  expense                  86,915      85,253     257,852     252,688
                       ----------- ----------- ----------- -----------
  Total revenue           152,657     148,259     452,082     438,693

Cost of parking
 services:
 Lease contracts           34,765      35,546     104,431     106,247
 Management contracts      11,758      10,034      32,993      28,791
                       ----------- ----------- ----------- -----------
                           46,523      45,580     137,424     135,038
 Reimbursed management
  contract expense         86,915      85,253     257,852     252,688
                       ----------- ----------- ----------- -----------
  Total cost of
   parking services       133,438     130,833     395,276     387,726

Gross profit:
 Lease contracts            3,435       3,113      10,800      10,279
 Management contracts      15,784      14,313      46,006      40,688
                       ----------- ----------- ----------- -----------
  Total gross profit       19,219      17,426      56,806      50,967

General and
 administrative
 expenses                  10,393       9,937      31,127      28,241
Depreciation and
 amortization               1,438       1,814       4,408       4,771
Valuation allowance
 related to long-term
 receivables                     -           -           -        900
                       ----------- ----------- ----------- -----------

Operating income            7,388       5,675      21,271      17,055

Other expenses
 (income):
 Interest expense           2,161       2,234       6,541       7,081
 Interest income             (235)        (63)       (379)       (217)
                       ----------- ----------- ----------- -----------
                            1,926       2,171       6,162       6,864
Income before minority
 interest and income
 taxes                      5,462       3,504      15,109      10,191

Minority interest             113          62         311         270
Income tax expense
 (benefit)                    821        (799)      2,101        (674)
                       ----------- ----------- ----------- -----------
Net income                 $4,528      $4,241     $12,697     $10,595
                       =========== =========== =========== ===========

Common Stock Data:
Net income per common
 share:
 Basic                      $0.46       $0.42       $1.27       $1.03
 Diluted                    $0.44       $0.40       $1.23       $1.00
Weighted average
 common shares
 outstanding:
 Basic                  9,948,454  10,191,044  10,025,564  10,312,219
 Diluted               10,217,861  10,496,786  10,287,410  10,597,100



                          STANDARD PARKING CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
         (in thousands, except for share and per share data, unaudited)

                                               Nine Months Ended
                                          ----------------------------
                                          September 30,  September 30,
                                              2006           2005
                                          -------------  -------------

Operating activities:
Net income                                     $12,697        $10,595
Adjustments to reconcile net income to
 net cash provided by operations:
 Depreciation and amortization                   4,056          4,304
 Loss on sale of assets                            352            467
 Amortization of debt issuance costs               457            567
 Amortization of carrying value in excess
  of principal                                    (108)          (124)
 Non-cash stock option compensation
  expense                                          403             --
 (Reversal) provision for losses on
  accounts receivable                             (450)           262
 Valuation allowance related to long-term
  receivables                                       --            900
 Write-off of debt issuance costs                  416             --
 Write-off of carrying value in excess of
  principal related to the 9 1/4% senior
  subordinated notes                              (352)            --
 Deferred income taxes                           1,460           (915)
 Change in operating assets and
  liabilities                                    2,348          4,534
                                          -------------  -------------
Net cash provided by operating activities       21,279         20,590

Investing activities:
Purchase of leaseholds and equipment              (808)        (3,286)
Contingent purchase payments                      (225)          (242)
                                          -------------  -------------
Net cash used in investing activities           (1,033)        (3,528)

Financing activities:
Repurchase of common stock                      (5,997)        (5,963)
Repurchase of convertible redeemable
 preferred stock, series D                          (1)            --
Proceeds from exercise of stock options            501             14
Proceeds (payments) on senior credit
 facility                                       35,400         (5,000)
Payments on long-term borrowings                  (291)          (203)
Payments on joint venture borrowings              (521)          (457)
Payments of debt issuance costs                   (732)          (118)
Payments on capital leases                      (1,908)        (2,339)
Repurchase of 9 1/4% senior subordinated
 notes                                         (48,877)            --
                                          -------------  -------------
Net cash used in financing activities          (22,426)       (14,066)

Effect of exchange rate changes on cash
 and cash equivalents                               59            194
                                          -------------  -------------

(Decrease) increase in cash and cash
 equivalents                                    (2,121)         3,190
Cash and cash equivalents at beginning of
 period                                         10,777         10,360
                                          -------------  -------------

Cash and cash equivalents at end of
 period                                         $8,656        $13,550
                                          -------------  -------------
Supplemental disclosures:
Cash paid during the period for:
 Interest                                       $7,521         $7,748
 Income taxes                                      295            362
Supplemental disclosures of non-cash
 activity:
Debt issued for capital lease obligation        $2,335         $1,647



                          STANDARD PARKING CORPORATION
                                 FREE CASH FLOW
                                 (in thousands)

                              Three months ended    Nine months ended
                                 September 30         September 30
                              -------------------  -------------------
                                2006      2005       2006      2005
                              --------- ---------  --------- ---------
Operating income                $7,388    $5,675    $21,271   $17,055
 Depreciation and amortization   1,438     1,814      4,408     4,771
 Valuation allowance related
  to long-term receivables           -         -          -       900
 Income tax paid                   (96)      (94)      (295)     (362)
 Minority interest                (113)      (62)      (311)     (270)
 Change in assets and
  liabilities                    3,891     7,427      3,786     6,438
 Capital expenditures and
  contingent purchase payments    (205)   (2,949)    (1,033)   (3,528)
                              --------- ---------  --------- ---------
Operating cash flow            $12,303   $11,811    $27,826   $25,004
 Cash interest paid             (2,827)   (3,213)    (7,521)   (7,748)
                              --------- ---------  --------- ---------
Free Cash Flow (1)              $9,476    $8,598    $20,305   $17,256
 Decrease (Increase) in cash
  and cash equivalents          (1,831)   (4,832)     2,121    (3,190)
                              --------- ---------  --------- ---------
Free cash flow, net of change
 in cash                        $7,645    $3,766    $22,426   $14,066

(Uses)/Sources of cash:
 (Payments) on senior credit
  facility and 9.25% Notes     ($6,827)  ($1,200)  ($13,477)  ($5,000)
 (Payments) on long-term
  borrowings                      (876)     (902)    (2,720)   (2,999)
 (Payments) of debt issuance
  costs                           (115)        -       (732)     (118)
  Proceeds from exercise of
   stock options                   174         -        501        14
 (Repurchase) of common stock        -    (1,664)    (5,997)   (5,963)
 (Repurchase) of series D
  preferred stock                   (1)        -         (1)        -
                              --------- ---------  --------- ---------
Total (uses) of cash           ($7,645)  ($3,766)  ($22,426) ($14,066)


----------------------------------------------------------------------
(1) Reconciliation of Free Cash Flow to Consolidated Statements of
 Cash Flow


                             Nine months    Six months   Three months
                                 ended         ended         ended
                             September 30,   June 30,    September 30,
                                 2006          2006    2006
                             -----------------------------------------
 Net cash provided by
  operating activities            $21,279       $12,102        $9,177
 Net cash (used in) investing
  activities                       (1,033)         (828)         (205)
 Effect of exchange rate
  changes on cash and cash
  equivalents                          59          (445)          504
                             ------------- ------------- -------------
 Free cash flow                   $20,305       $10,829        $9,476

                             Nine months    Six months   Three months
                                 ended         ended         ended
                             September 30,   June 30,    September 30,
                                 2005          2005          2005
                             -----------------------------------------
 Net cash provided by
  operating activities            $20,590        $9,482       $11,108
 Net cash (used in) investing
  activities                       (3,528)         (579)       (2,949)
 Effect of exchange rate
  changes on cash and cash
  equivalents                         194          (245)          439
                             ------------- ------------- -------------
 Free cash flow                   $17,256        $8,658        $8,598



                          STANDARD PARKING CORPORATION
                       EBITDA AND NET DEBT RECONCILIATION

                                          Twelve months ended
                                  ------------------------------------
                                    June 30, 2004   September 30, 2006
                                  ----------------- ------------------
Net Income (1)                              $1,923            $16,821

Add:
  Interest expense, net                     16,676              7,855
  Income tax expense                           500              2,761
  Depreciation and amortization              6,930              6,064

EBITDA (2)                                 $26,029            $33,501


Long-term borrowings, excluding
 current portion                          $115,547            $74,356
Current portion of long-term
 borrowings                                  2,982              2,899
less: Cash and cash equivalents             (8,257)            (8,656)

Net Debt                                  $110,272            $68,599

Net Debt to EBITDA multiple                    4.2x               2.0x


(1) For the twelve month period ended June 30, 2004, net income is before preferred stock dividends and increase in value of common stock subject to put/call.

(2) EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States
 (GAAP), and the Company's calculations thereof may not be comparable to that reported by other companies. EBITDA is calculated above as it is a basis upon which the Company assesses its liquidity position and because we believe that this presents useful information to investors regarding a company's ability to service and/or incur indebtedness. This belief is based upon the Company's negotiations with its lenders who have indicated that the amount of indebtedness it will be permitted to incur will be based, in part, on measures similar to its EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.


                          STANDARD PARKING CORPORATION
                                 LOCATION COUNT

                             September 30, December 31,  September 30,
                                  2006          2005          2005
                             ------------- ------------- -------------
Managed facilities                  1,743         1,643         1,631
Leased facilities                     261           263           276
                             ------------- ------------- -------------
Total facilities                    2,004         1,906         1,907


     CONTACT: Standard Parking Corporation
              Executive Vice President and Chief Financial Officer
              G. MARC BAUMANN, 312-274-2199
              mbaumann@standardparking.com